Exhibit 99

                                                                        IMC Global Inc.
                                                                         100 South Saunders Road
                                                                        Lake Forest, Illinois 60045-2561
                                                                        847.739.1200

FOR IMMEDIATE RELEASE                                                                                                             News
                            Release

Investor and Media Contact:
Douglas A. Hoadley
847.739.1826
dahoadley@imcglobal.com

IMC GLOBAL REPORTS SHARP INCREASE IN
2004 SECOND QUARTER EARNINGS
TO 32 CENTS PER DILUTED SHARE

SECOND QUARTER AND RECENT HIGHLIGHTS

  Highest quarterly earnings from continuing operations per share since the first quarter of 2000; gross margins of $128.3 million and operating earnings of $108.2 million both nearly tripled versus the prior year.

  Revenue increased by 39% driven by higher prices and volumes across both business segments.

  Average diammonium phosphate (DAP) price realization of $182 per short ton increased $24, or 15 percent, and average potash selling price of $88 per short ton improved $14, or 19 percent, versus the prior year.  Potash prices increased $11 per short ton versus first quarter 2004.

  IMC Potash reported record quarterly results; sales and gross margins of $343.5 million and $113.4 million increased 44 and 81 percent, respectively, on continued strong pricing and global demand.

  IMC PhosFeed gross margins improved $32.5 million to a positive $19.1 million versus a prior-year loss of $13.4 million.

  IMC Global and Cargill Crop Nutrition combination, named Mosaic, is expected to be closed in September of 2004.

            LAKE FOREST, IL, July 27, 2004 - Record potash performance and sharply improved phosphate results drove IMC Global Inc.'s (NYSE: IGL) earnings from continuing operations significantly higher to $42.7 million, or 32 cents per diluted share ("per share") for the quarter ended June 30, 2004.  Last year's earnings, which included after tax gains of $48.0 million from two major asset sales, were $0.19 cents per share from continuing operations.

            Net sales in the second quarter of 2004 increased 39 percent to $748.8 million from $538.7 million a year ago due to very strong crop nutrient price and volume improvements.

            2004 second quarter results, reflecting a strong $85 million improvement in gross margins, were impacted by double-digit increases in phosphate and potash prices and volumes, including a record quarterly performance for the IMC Potash business.  Average DAP and potash realizations improved $24 per short ton, or 15 percent, and $14 per short ton, or 19 percent, respectively, versus the prior year.  Ammonia costs decreased 3 percent for Florida but increased 4 percent overall including Louisiana, while sulphur costs declined 3 percent versus the prior year.

            Operating earnings increased $70.3 million in the quarter to $108.2 million, almost triple prior year operating earnings of $37.9 million, which included a gain of $16.5 million from the sale of assets last year.  Depreciation, depletion and amortization expenses were $45.6 million compared with $43.1 million.

            Also impacting 2004 second quarter results were a non-cash, pre-tax gain of $11.7 million ($7.1 million after tax), or 5 cents per share, from a weaker Canadian dollar impact on U.S. dollar denominated receivables, and an after-tax expense of $1.1 million, or 1 cent per share, for expenses incurred in connection with the proposed combination of IMC Global and Cargill Crop Nutrition.  Diluted weighted average shares outstanding in this year's second quarter were 134.2 million versus 115.4 million last year as a result of the impact of the Company's mandatory convertible preferred shares.

            2003 second quarter results from continuing operations included a pre-tax gain of $52.0 million ($48.0 million after tax), or 41 cents per share, from two transactions with Compass Minerals International, Inc., to whom IMC Global sold its Salt and Great Salt Lake businesses in November 2001.  Partially offsetting this gain was a non-cash, pre-tax loss from the unfavorable impact of the stronger Canadian dollar of $28.8 million ($19.6 million after tax), or 17 cents per share.

            The income tax provision on earnings from continuing operations for the second quarter was $28.1 million, for an effective tax rate of 39.7 percent, consistent with the first quarter, versus a benefit of $8.1 million, based on an effective tax rate of 32 percent on the loss before the Compass transactions, a year ago.

            IMC's potash and phosphate inventories ended the second quarter at historically low levels.  Gross capital expenditures of $36.3 million in the second quarter compared with $24.9 million a year earlier.  The Company anticipates its 2004 capital expenditures to be similar to last year.

            The Company ended the second quarter of 2004 with its main bank revolver undrawn, except for letters of credit.  Total cash and main bank revolver availability at June 30, 2004 was approximately $177 million, with no significant debt maturities in 2004 or 2005.  The Company has additional borrowing capacity available through its undrawn Canadian working capital facility.

            For the first half of 2004, the Company reported earnings from continuing operations of $54.3 million, or 41 cents per share, compared with a loss from continuing operations of $9.6 million, or 8 cents per share for 2003.  First half net sales rose 22 percent to $1,333.0 million, while gross margins jumped by $127.2 million to $207.1 million, compared with $79.9 million in the prior period.

            2004 first half operating earnings and depreciation, depletion and amortization costs were $170.2 million and $91.1 million, respectively, compared with operating earnings and D,D&A of $52.3 million and $84.2 million in the first six months of 2003.

IMC PhosFeed

            IMC PhosFeed's second quarter net sales of $424.2 million increased 33 percent compared with $318.6 million last year due to higher phosphate shipments and prices.  Total concentrated phosphate shipments of approximately 1.7 million short tons increased over 30 percent versus the prior year level of approximately 1.3 million short tons.  Export volumes rose 70 percent versus 2003 primarily due to increased sales to China and Brazil as well as other Latin American and Asian countries; domestic shipments improved 2 percent.   The average price realization for DAP of $182 per short ton in the second quarter increased $24, or 15 percent, versus the prior year's level of $158 per short ton.  Domestic and international DAP prices improved 14 and 19 percent, respectively.

Current Tampa export DAP publication prices average about $223 per metric ton and are at their highest levels in about 8 years, reflecting tighter global supply and demand conditions.

            Second quarter gross margins of $19.1 million improved $32.5 million from gross margin losses of $13.4 million in the second quarter of 2003 due to higher prices.  Changes in raw material costs were not a significant factor and decreased a combined $2.7 million versus the prior year.

            For the first half of 2004, IMC PhosFeed net sales of $787.5 million increased 16 percent from $677.6 million due to higher selling prices.  Gross margins of $37.5 million improved $65.7 million from a loss of $28.2 million in the first half of 2003.

            Approximately 30 percent of IMC's Louisiana concentrated phosphate output, or approximately 1 million short tons, continued to be idled during the first half of 2004, an operating rate expected to be maintained until market conditions show sufficient and sustained improvement.

IMC Potash

            Record prices and shipments drove a 44 percent increase in IMC Potash's second quarter net sales to $343.5 million versus last year's $239.1 million.  Total sales volumes of approximately 3.0 million short tons increased 26 percent versus approximately 2.4 million a year ago.  Domestic and export volumes rose 26 and 27 percent, respectively, reflecting strong and balanced worldwide demand.  The average selling price, including all potash products, improved 19 percent to a record $88 per short ton compared with $74 per short ton in the prior year, driven by a $17 per short ton, or 23 percent increase in domestic prices.  Export realizations rose as higher prices began to reach and surpass rising ocean freight rates, which have since moderated.  The Company's average domestic realization for muriate of potash (MOP) improved $10 per short ton, or 13 percent, from the first quarter of 2004.

            Second quarter gross margins of $113.4 million ($145.4 million excluding resource taxes) increased 81 percent from $62.7 million ($79.7 million excluding provincial levies) due primarily to improved prices.  Potash production costs per ton rose about 6 percent versus prior year primarily because of higher resource taxes.  IMC Potash took only 2 weeks of mine shutdowns in the second quarter of 2004 compared with 5 weeks in the year-ago second quarter and production was up 15 percent versus prior year.  Second quarter potash ending inventories were less than half of year ago levels.

            Net sales for the first half of 2004 increased 29 percent to $583.1 million while gross margins improved 51 percent to $178.6 million ($226.8 million excluding provincial levies).

Observations and Outlook

            "Our second quarter performance exceeded expectations and demonstrates the very strong leverage we have in our low-cost potash and phosphate businesses from improving prices and volumes," said Douglas A. Pertz, Chairman and Chief Executive Officer of IMC Global.  "The impressive double-digit price and volume increases in both crop nutrient segments reinforces previous optimism we have expressed about improving worldwide agricultural and fertilizer fundamentals, including tighter supply-and-demand and low producer inventory levels.  North American industry DAP/MAP inventories were at 10 year lows at the end of June and potash inventories were below 1.0 million tons, 40% below year ago levels.

            "There is little commentary needed for our IMC Potash business which turned in record results reinforcing our low-cost, industry-leading position," Pertz noted.  "Our potash business is on track for an all-time record year in 2004 with operating earnings in excess of $160 million already through the first half and without the full impact of price increases that we will benefit from in the second half.  Worldwide demand remains very strong with Canpotex projecting a record year, worldwide potash mine operating rates are quite high and inventory levels are low, resulting in selling prices at record levels, even as ocean freight rates have fallen from peak levels."

            "IMC PhosFeed's strong year-over-year increase, similar to the first quarter, again reinforces our belief that global phosphate fundamentals are improving," Pertz said.  "In recent weeks, Tampa export and Central Florida domestic DAP spot prices have firmed again to near 8-year highs.  This has enabled margin gains to be maintained even as ammonia costs trended higher during the second quarter."

            He said the Company remains cautiously optimistic that raw material costs should be directionally lower in the second half of 2004, primarily driven by lower sulphur prices.   At the same time, phosphate price realizations should continue to improve over comparable 2003 periods as global supply-and-demand, along with operating rates, continue to recover.

            "Our leading worldwide positions in phosphate and potash, coupled with the cost reductions we have achieved in recent years and our excess capacity available to meet increased demand, should allow IMC to continue to capitalize on favorable market trends and sustain its improved performance in the second half of 2004," Pertz said.

IMC Global Proposal on Phosphate Resource Partners Limited Partnership

            On March 19, 2004, IMC Global and Phosphate Resource Partners Limited Partnership (PLP) (NYSE: PLP) announced the signing of a definitive agreement to merge PLP into a subsidiary of IMC.  Pursuant to the merger, each publicly traded PLP unit would be converted into the right to receive 0.2 shares of IMC Global common stock.  Alpine Capital and The Anne T. and Robert M. Bass Foundation (collectively, the largest public holders of PLP units) have agreed to support such a transaction.

            On April 20, 2004, IMC Global filed a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission (SEC) containing a preliminary proxy statement/prospectus regarding the proposed PLP merger.  On June 17, 2004, IMC Global filed an amendment to such Registration Statement.  PLP will not distribute the definitive proxy statement/prospectus regarding the proposed transaction to the PLP unitholders until the SEC has completed its review of such Registration Statement and such Registration Statement has been declared effective by the SEC.

The PLP merger is subject to certain conditions, including among other things, approval by the partners of PLP, and other conditions which are customary for transactions of this nature involving publicly traded companies.  Closing is anticipated in September of 2004.

IMC Global and Cargill Crop Nutrition Combination

            IMC Global and Cargill, Incorporated (Cargill) announced on January 27 the signing of a definitive agreement to combine IMC Global and Cargill Crop Nutrition to create a new, publicly traded company.

            Under terms of the definitive agreement, IMC Global common shareholders and Cargill will own on a pro forma basis 33.5 percent and 66.5 percent, respectively, of the outstanding common shares of the new company.

            In early April, Global Nutrition Solutions, Inc. (which has been renamed Mosaic) filed a Registration Statement on Form S-4 with the SEC containing a preliminary proxy statement/prospectus regarding the proposed transaction between IMC Global and Cargill Crop Nutrition.  On June 17, 2004, Global Nutrition Solutions, Inc. filed an amendment to such registration statement.  IMC will not distribute the definitive proxy statement/prospectus regarding the proposed transaction to its common stockholders until the SEC has completed its review of such Registration Statement and such Registration Statement has been declared effective by the SEC.

            The combination is subject to regulatory approval in the U.S. and Canada; the approval of IMC Global's common shareholders; the completion of the PLP merger; and satisfaction of other customary closing conditions.   Necessary antitrust or competition processes required in several other jurisdictions, including China, have been fully satisfied.  Closing is anticipated in September of 2004.

            With 2003 revenues of $2.2 billion, IMC Global is the world's largest producer and marketer of concentrated phosphates and potash crop nutrients for the agricultural industry and a leading global provider of feed ingredients for the animal nutrition industry.  For more information, visit IMC Global's Web site at imcglobal.com.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding expected quarterly and annual results for 2004, expectations regarding the phosphate market recovery and potash market fundamentals, expectations regarding the proposed transactions with PLP and Cargill Crop Nutrition, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of IMC Global's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in IMC Global's forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and internationally; recovery of the phosphate market; DAP and potash pricing, margins and realizations; the prices of raw materials; and regulatory and shareholder approvals of pending transactions.  Additional factors that could cause IMC Global's results to differ materially from those described in the forward-looking statements can be found in the 2003 Annual Report on Form 10-K of IMC Global filed with the SEC and available at the SEC's Internet site (http://www.sec.gov).

Not a Proxy Solicitation for IMC Global and Cargill Crop Nutrition Combination

This communication is not a solicitation of a proxy from any security holder of IMC Global or Cargill, Incorporated.  Global Nutrition Solutions, Inc. has filed a Registration Statement on Form S-4 with the SEC containing a preliminary proxy statement/prospectus regarding the proposed transaction between IMC Global and Cargill.  Stockholders are urged to read the definitive proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the definitive proxy statement/prospectus, as well as other filings containing information about Cargill and IMC Global, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the definitive proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the definitive proxy statement/prospectus can also be obtained, without charge, by directing a request to IMC Global Inc., 100 South Saunders Road, Lake Forest, Illinois 60045-2561, Attention: Douglas A. Hoadley, or by telephone at (847) 739-1200, email:  dahoadley@imcglobal.com or to Cargill, Incorporated, 15407 McGinty Road West, MS 25, Wayzata, Minnesota 55391, Attention:  Lori Johnson, or by telephone at (952) 742-6194, email: lori_johnson@cargill.com.

The respective directors and executive officers of Cargill and IMC Global and other persons may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information regarding such persons and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement/prospectus contained in the above-referenced Registration Statement on Form S-4 of Global Nutrition Solutions, Inc. filed with the SEC on April 8, 2004 and amended on June 17, 2004.

Not a Proxy Solicitation for PLP Merger Proposal

This communication is not a solicitation of a proxy from any security holder of IMC Global or PLP.  IMC Global has filed a Registration Statement on Form S-4 with the SEC containing a preliminary proxy statement/prospectus regarding the proposed transaction between IMC Global and PLP.  PLP unitholders are urged to read the definitive proxy statement/prospectus relating to the proposed transaction between IMC Global and PLP when it becomes available, because it will contain important information.  PLP unitholders will be able to obtain a free copy of the definitive proxy statement/prospectus, as well as other filings containing information about IMC Global and PLP, at the SEC's Internet site (http://www.sec.gov).  Copies of the definitive proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the definitive proxy statement/prospectus can also be obtained, without charge, by directing a request to IMC Global Inc.,100 South Saunders Road, Lake Forest, Illinois 60045-2561, Attention: Douglas A. Hoadley, or by telephone at (847) 739-1200, e-mail: dahoadley@imcglobal.com. You may also obtain documents filed with the SEC by PLP free of charge by requesting them in writing from Phosphate Resource Partners Limited Partnership, 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045-2561, or by telephone, (847) 739-1200.

IMC Global, and its respective directors, executive officers and certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with any possible merger transaction.  Information regarding such persons and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement/prospectus contained in the above-referenced Registration Statement on Form S-4 of IMC Global filed with the SEC on April 20, 2004 and amended on June 17, 2004.

# # #

IMC Global will conduct its 2004 2nd Quarter earnings and cash flow conference call on Tuesday, July 27 at 12:00 noon Central Time (1 p.m. Eastern Time).  The telephone number is 773.756.4632.  A replay of the conference call will be available through 7 p.m. Eastern Time on Friday, August 6 by calling 203.369.0600.  In addition, a Webcast of the conference call, both live and in replay format, can be accessed by visiting IMC Global's Web site at imcglobal.com.

IMC Global Inc.	Consolidated Statement of Operations (in millions except per share amounts) (unaudited)
	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
Net sales	$ 748.8	$ 538.7	$ 1,333.0	$ 1,090.8
Cost of goods sold	620.5	494.9	1,125.9	1,010.9
Gross margins	128.3	43.8	207.1	79.9
Selling, general and administrative expenses	20.1	22.1	36.9	40.4
Gain on sale of operating assets	-	(16.5)	-	(16.5)
Restructuring charges	-	0.3	-	3.7
Operating earnings	108.2	37.9	170.2	52.3
Interest expense	47.3	46.0	94.4	91.9
Foreign currency transaction (gain) loss	(11.7)	28.8	(16.3)	50.7
Gain on sale of securities	-	(35.5)	-	(35.5)
Debt refinancing expense	-	-	-	2.9
Other (income) expense, net	6.1	(4.3)	14.9	(2.4)
Earnings (loss) before minority interest	66.5	2.9	77.2	(55.3)
Minority interest	(4.3)	(11.1)	(12.8)	(22.7)
Earnings (loss) before taxes	70.8	14.0	90.0	(32.6)
Provision (benefit) for income taxes	28.1	(8.1)	35.7	(23.0)
Earnings (loss) from continuing operations	42.7	22.1	54.3	(9.6)
Loss from discontinued operations	-	(29.0)	(2.4)	(29.0)
Earnings (loss) before cumulative effect of a change in accounting principle	42.7	(6.9)	51.9	(38.6)
Cumulative effect of a change in accounting principle	-	-	-	(4.9)
Net earnings (loss)	$ 42.7	$ (6.9)	$ 51.9	$ (43.5)
Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$ 0.32	$ 0.19	$ 0.41	$ (0.08)
Loss from discontinued operations	-	(0.25)	(0.02)	(0.25)
Cumulative effect of a change in accounting principle	-	-	-	(0.04)
Diluted earnings (loss) per share	$ 0.32	$ (0.06)	$ 0.39	$ (0.37)
Weighted average number of shares outstanding	134.2	115.4	133.9	114.7

IMC Global Inc.	Consolidated Financial Highlights (dollars in millions) (unaudited)
	Three months ended June 30		Favorable/(Unfavorable)		Six months ended June 30		Favorable/(Unfavorable)
	2004	2003	Amount	%	2004	2003	Amount	%
Net sales:
IMC PhosFeed	$ 424.2	$ 318.6	$ 105.6	33%	$ 787.5	$ 677.6	$ 109.9	16%
IMC Potash	343.5	239.1	104.4	44%	583.1	453.3	129.8	29%
Corporate (a)	(18.9)	(19.0)	0.1	1%	(37.6)	(40.1)	2.5	6%
	$ 748.8	$ 538.7	$ 210.1	39%	$1,333.0	$1,090.8	$ 242.2	22%
Gross margins:
IMC PhosFeed	$ 19.1	$ (13.4)	$ 32.5	n/m	$ 37.5	$ (28.2)	$ 65.7	n/m
IMC Potash	113.4	62.7	50.7	81%	178.6	118.1	60.5	51%
Corporate (a)	(4.2)	(5.5)	1.3	24%	(9.0)	(10.0)	1.0	10%
	$ 128.3	$ 43.8	$ 84.5	n/m	$ 207.1	$ 79.9	$ 127.2	n/m
IMC Potash - Adjusted (b)	$ 145.4	$ 79.7	$ 65.7	82%	$ 226.8	$ 149.9	$ 76.9	51%
Operating earnings (loss):
IMC PhosFeed	$ 8.6	$ (23.9)	$ 32.5	n/m	$ 16.2	$ (52.2)	$ 68.4	n/m
IMC Potash	105.9	71.9	34.0	47%	163.9	120.2	43.7	36%
Corporate (a)	(6.3)	(10.1)	3.8	38%	(9.9)	(15.7)	5.8	37%
	$ 108.2	$ 37.9	$ 70.3	n/m	$ 170.2	$ 52.3	$ 117.9	n/m
Depreciation, depletion and amortization:
IMC PhosFeed	$ 25.9	$ 23.8	$ 2.1	9%	$ 51.6	$ 46.8	$ 4.8	10%
IMC Potash	14.8	14.3	0.5	3%	29.6	28.0	1.6	6%
Corporate	4.9	5.0	(0.1)	(2%)	9.9	9.4	0.5	5%
	$ 45.6	$ 43.1	$ 2.5	6%	$ 91.1	$ 84.2	$ 6.9	8%

 (a) Includes elimination of intercompany sales.
(b) Excludes provincial levies.
n/m - Not meaningful.

IMC Global Inc.		Key Statistics (unaudited)
	Three months ended June 30		Favorable/(Unfavorable)		Six months ended June 30		Favorable/(Unfavorable)
	2004	2003	Amount	%	2004	2003	Amount	%
Sales volumes (000 short tons) (a):
IMC Phosphates	1,681	1,267	414	33%	3,058	2,903	155	5%
IMC Potash	3,042	2,410	632	26%	5,317	4,563	754	17%
Average price per short ton (b):
DAP	$ 182	$ 158	$ 24	15%	$ 184	$ 149	$ 35	23%
Potash	$ 88	$ 74	$ 14	19%	$ 83	$ 74	$ 9	12%

(a) Sales volumes include tons sold captively.  IMC Phosphates volumes represent dry product tons, primarily DAP.
(b) FOB plant/mine.

IMC Global Inc.	Condensed Consolidated Balance Sheet (in millions)
	(unaudited) June 30, 2004	(unaudited) June 30, 2003
Assets
Current assets:
Cash and cash equivalents	$ 48.0	$ 184.7
Receivables, net	232.9	173.7
Inventories, net	292.9	316.3
Other current assets	43.8	27.0
Total current assets	617.6	701.7
Property, plant and equipment, net	2,310.0	2,360.4
Other assets	704.4	690.3
Total assets	$ 3,632.0	$ 3,752.4
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 160.1	$ 152.9
Accrued liabilities	285.3	208.3
Short-term debt and current maturities of long-term debt	43.4	40.6
Total current liabilities	488.8	401.8
Long-term debt, less current maturities	2,047.7	2,132.0
Other non-current liabilities	552.1	627.8
Stockholders' equity	543.4	590.8
Total liabilities and stockholders' equity	$ 3,632.0	$ 3,752.4

IMC Global Inc.	Condensed Consolidated Statement of Cash Flows (in millions) (unaudited)
	Six months ended June 30
	2004	2003
Cash Flows from Operating Activities
Net earnings (loss)	$ 51.9	$ (43.5)
Adjustments to reconcile net earnings (loss) to net cash provided by operations:
Adjustments from continuing operations:
Depreciation, depletion and amortization	91.1	84.2
Gain on sale of assets	-	(52.0)
Minority interest	(12.8)	(22.7)
Deferred income taxes	(21.1)	(24.4)
Cumulative effect of change in accounting principle	-	4.9
Other charges	7.8	40.5
Other credits	(71.2)	(49.7)
Changes in:
Receivables	(38.1)	8.6
Inventories	12.8	26.1
Other current assets	4.3	27.7
Accounts payable	(25.6)	(1.9)
Accrued liabilities	45.4	6.3
Adjustments from discontinued operations	(2.0)	0.8
Net cash provided by operating activities	42.5	4.9
Cash Flows from Investing Activities
Capital expenditures	(59.9)	(48.6)
Proceeds from the sale of assets	4.1	77.6
Net cash provided by (used in) investing activities	(55.8)	29.0
Net cash provided (used) before financing activities	(13.3)	33.9
Cash Flows from Financing Activities
Payments of long-term debt	(195.6)	(739.5)
Proceeds from issuance of long-term debt	192.3	737.1
Changes in short-term debt, net	(19.2)	(96.4)
Restricted cash	12.4	105.5
Issuance of preferred shares	-	133.4
Debt refinancing and issuance costs	(2.0)	(2.4)
Stock options exercised	1.8	-
Cash dividends paid	(5.2)	(4.6)
Net cash provided by (used in) financing activities	(15.5)	133.1
Net change in cash and cash equivalents	(28.8)	167.0
Cash and cash equivalents - beginning of period	76.8	17.7
Cash and cash equivalents - end of period	$ 48.0	$ 184.7

 Note: Certain amounts have been reclassified to conform to the 2004 presentation.

Return to IMC Global Inc. Form 8-K